Exhibit 99.1

LAYNE CHRISTENSEN REPORTS

FISCAL 2018 THIRD QUARTER RESULTS

THE WOODLANDS, TEXAS, December 5, 2017 – Layne Christensen Company (NASDAQ: LAYN) (“Layne” or the “Company”) today announced financial and operating results for the fiscal 2018 third quarter (Q3 FY 2018) ended October 31, 2017.

Q3 FY 2018 Financial Highlights

•

Financial performance in Q3 FY 2018 improved significantly compared to the prior year period as a result of continuing strength at Mineral Services and improved performance at Water Resources, including a strong first full quarter contribution from the Water Midstream business.

•

Reported net loss from continuing operations for Q3 FY 2018 was ($2.0) million, or ($0.10) per share, compared to ($4.5) million, or ($0.23) per share, for the fiscal 2017 third quarter (Q3 FY 2017) ended October 31, 2016.

•	Total Adjusted EBITDA (a non-GAAP financial measure as defined below) increased to $9.9 million in Q3 FY 2018 compared to $7.0 million in Q3 FY 2017.
•

Unallocated corporate expenses reflected in Adjusted EBITDA increased to $5.7 million in Q3 FY 2018 compared to $4.5 million in Q3 FY 2017. The increase primarily reflects higher incentive compensation expense based on overall improved operating performance.

•

As of October 31, 2017, cash and cash equivalents were $26.1 million, and total debt was $165.1 million.  Total liquidity, which includes availability under Layne’s credit facility and total cash and cash equivalents, was $101.6 million at October 31, 2017, compared to $107.6 million at July 31, 2017.

•	Total backlog was $172.1 million at October 31, 2017 compared to $182.8 million at July 31, 2017 and $172.3 million at October 31, 2016.
•

On November 1, 2017, Layne announced a long-term agreement with the Texas General Land Office (“GLO”) that provides our Water Midstream business with the exclusive right to develop GLO non-potable water resources for use in oil and gas drilling and completion activities on approximately 88,000 acres interspersed across Reeves and Culberson counties, in the Delaware Basin oil and gas producing region of Texas.

CEO Commentary

Michael J. Caliel, President and Chief Executive Officer of Layne, commented, “We continued to make progress delivering significant improvements in financial performance during the third quarter. We saw ongoing strength at both Inliner and Mineral Services, driven by higher levels of activity and improving markets.  In addition, Water Resources’ performance continues to improve, led by increased activity from our new Water Midstream business.

“We are very pleased with the early results from our Water Midstream business and today we are announcing a six-mile northward extension of our current pipeline in order to meet additional demand from upstream producers with limited access to water.  The extension is expected to cost approximately $4 million and should be completed in early 2018.  The growth of our existing Water Midstream infrastructure, together with the recently announced long-term agreement with the Texas General Land Office covering 88,000 acres in the Delaware Basin, position Layne as a leader in providing water resources for use in oil and gas drilling and completion operations.  We believe our Water Midstream business is well positioned for significant growth over the next several years.

“We remain keenly focused on our objectives to significantly improve profitability at Water Resources, leverage our strengths at Inliner to grow the business, take advantage of improved levels of activity in the Americas for Mineral Services, and refinance our balance sheet in an accretive manner.  While our fourth quarter is typically the slowest time of the year due to the winter and holiday season, our results so far this year clearly indicate that we are making meaningful progress.”

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
	(unaudited)		(unaudited)
(in thousands, except per share data)	2017	2016	2017	2016
Revenues	$127,423	$120,574	$365,090	$364,855
Cost of revenues (exclusive of depreciation and amortization, shown below)	(100,140)	(97,124)	(285,292)	(294,660)
Selling, general and administrative expenses (exclusive of depreciation and amortization shown below)	(19,303)	(17,609)	(55,983)	(57,238)
Depreciation and amortization	(6,821)	(6,517)	(19,678)	(19,002)
Gain on sale of fixed assets	881	2,739	1,913	2,828
Equity in earnings of affiliates	1,367	189	3,093	1,916
Restructuring costs	(953)	(1,711)	(2,208)	(2,776)
Interest expense	(4,308)	(4,206)	(12,745)	(12,661)
Other (expense) income, net	(70)	554	(4)	665
Loss from continuing operations before income taxes	(1,924)	(3,111)	(5,814)	(16,073)
Income tax expense	(80)	(1,352)	(1,743)	(1,824)
Net loss from continuing operations	(2,004)	(4,463)	(7,557)	(17,897)
Net loss from discontinued operations	(76)	(580)	(22,329)	(1,259)
Net loss	$(2,080)	$(5,043)	$(29,886)	$(19,156)
Loss per share information:
Loss per share from continuing operations - basic and diluted	$(0.10)	$(0.23)	$(0.38)	$(0.91)
Loss per share from discontinued operations - basic and diluted	(0.01)	(0.03)	(1.13)	(0.06)
Loss per share - basic and diluted	$(0.11)	$(0.26)	$(1.51)	$(0.97)
Weighted average shares outstanding - basic and dilutive	19,882	19,791	19,846	19,782

	As of
	October 31,	January 31,
(in thousands)	2017	2017
	(unaudited)	(unaudited)
Balance Sheet Data
Cash and cash equivalents	$26,085	$69,000
Working capital	60,296	105,545
Adjusted working capital (excluding cash and cash equivalents)	34,211	36,545
Total assets	389,470	436,151
Total debt	165,064	162,355
Total Layne Christensen Company equity	53,989	82,220
Common shares issued and outstanding	19,883	19,805

Summary of Operating Segment Data

The following are revenues and Adjusted EBITDA for Layne's operating segments. A discussion of the results for Q3 FY 2018 for each segment compared to the prior year period follows the table.

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2017	2016	2017	2016
Revenues
Water Resources	$45,902	$49,939	$132,875	$168,360
Inliner	54,623	50,517	155,993	151,027
Mineral Services	26,898	20,188	76,222	45,761
Other items/eliminations	—	(70)	—	(293)
Total revenues	$127,423	$120,574	$365,090	$364,855

Total Adjusted EBITDA
Water Resources	$2,082	$(798)	$3,942	$5,064
Inliner	8,317	9,628	25,310	24,979
Mineral Services	5,202	2,701	15,412	6,815
Unallocated corporate expenses	(5,655)	(4,495)	(15,104)	(18,250)
Total Adjusted EBITDA	$9,946	$7,036	$29,560	$18,608

Water Resources

Revenues for Water Resources decreased during the three months ended October 31, 2017 compared to the prior year period due to reduced activity primarily in agricultural drilling projects in the western and mid-western U.S. stemming from increased precipitation in the region. The decline was partially offset by activity from our new Water Midstream business.

Adjusted EBITDA for the three months ended October 31, 2017 improved compared to the prior year with reduced losses from injection well drilling and increased activity from our Water Midstream business. Partially offsetting these improvements was reduced drilling activity in the western U.S. from increased precipitation in the region.

Backlog was $63.4 million at October 31, 2017 compared to $68.7 million at July 31, 2017 and $59.9 million at October 31, 2016.

Inliner

Revenues for Inliner were higher by 8.1% compared to the prior year period due to increased activity levels. Delays resulting from hurricanes in Texas and Florida reduced revenues in the current quarter by approximately $1 million.

The decrease in Adjusted EBITDA was primarily attributable to margin pressure from certain jobs and the impact of revenue delays from hurricane activity in the current quarter. The prior year period included favorable margins on a number of jobs.

Backlog was $108.7 million at October 31, 2017 compared to $114.1 million at July 31, 2017 and $112.4 million at October 31, 2016.

Mineral Services

Revenues for Mineral Services increased 33.2% from the prior year period due to increased drilling activity related to the minerals market recovery in the western U.S. and Mexico.

The increase in Adjusted EBITDA for the three months ended October 31, 2017 compared to the prior year period was primarily due to increased activity and profitability in the western U.S. with higher utilization within the core drilling business and increased mine water management work.

Unallocated Corporate Expenses

Unallocated corporate expenses reflected in our Adjusted EBITDA were $5.7 million for the three months ended October 31, 2017 compared to $4.5 million for the same period last year. The increase was primarily due to an increase in incentive compensation expense based on improved operating performance.

Use of Non-GAAP Financial Information

Layne’s measure of Total Adjusted EBITDA, which may not be comparable to other companies’ measure of Total Adjusted EBITDA, represents net loss before discontinued operations, taxes, interest, depreciation and amortization, gain or loss on sale of fixed assets, non-cash equity-based compensation, equity in earnings or losses from affiliates, certain non-recurring items such as restructuring costs, and certain other gains or losses, plus dividends received from affiliates. Total Adjusted EBITDA is included as a complement to results provided in accordance with generally accepted accounting principles (GAAP) because management believes this non-GAAP financial measure helps in understanding and evaluating Layne’s operating performance and trends and may be useful to investors. Layne management evaluates segment performance based on the segment’s revenues and Adjusted EBITDA, among other factors.  In addition, we use Total Adjusted EBITDA as a factor in incentive compensation decisions and our credit facility agreement uses measures similar to Total Adjusted EBITDA to measure compliance with certain covenants.

The following table reconciles net loss to Total Adjusted EBITDA.

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2017	2016	2017	2016
Net loss	$(2,080)	$(5,043)	$(29,886)	$(19,156)
Items not included in Total Adjusted EBITDA
Net loss from discontinued operations	76	580	22,329	1,259
Income tax expense	80	1,352	1,743	1,824
Interest expense	4,308	4,206	12,745	12,661
Depreciation and amortization	6,821	6,517	19,678	19,002
Gain on sale of fixed assets	(881)	(2,739)	(1,913)	(2,828)
Non-cash equity-based compensation	774	619	2,543	2,637
Equity in earnings of affiliates	(1,367)	(189)	(3,093)	(1,916)
Restructuring costs	953	1,711	2,208	2,776
Other expense (income), net	70	(554)	4	(665)
Dividends received from affiliates	1,192	576	3,202	3,014
Total Adjusted EBITDA	$9,946	$7,036	$29,560	$18,608

Conference Call

Layne Christensen will conduct a conference call at 9:00 AM ET / 8:00 AM CT on Wednesday, December 6, 2017, to discuss these results and related matters. Interested parties may participate in the call by dialing 1-877-407-0672 (Domestic) or 1-412-902-0003 (International). The conference call will also be broadcast live via the Investor Relations section of Layne's website at www.layne.com. To listen to the live call, please go to the website at least 10 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days. A telephonic replay of the conference call will be available through December 13, 2017 and may be accessed by calling 1-877-660-6853 (Domestic) or 1-201-612-7415 (International) and using passcode 13673438#.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: estimates and assumptions regarding Layne's strategic direction and business strategy, the timely and effective execution of Layne's strategy for Water Resources, the continuing recovery in the mining industry, prevailing prices for various commodities, the timing and extent of future oil and gas drilling and production in the Delaware Basin, longer term weather patterns, unanticipated slowdowns in Layne's major markets, the availability of credit, the availability of equity or debt capital needed for the business, including the refinancing of Layne's existing indebtedness as it matures or accelerates, the risks and uncertainties normally incident to Layne's industries of operation, the impact of competition, worldwide economic and political conditions and foreign currency fluctuations that may affect Layne's results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and Layne assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

About Layne

Layne is a global water management, infrastructure services and drilling company, providing responsible solutions to the world of essential natural resources—water, minerals and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

Contacts

J. Michael Anderson

Chief Financial Officer

281-475-2694

michael.anderson@layne.com

Dennard Lascar Associates

Jack Lascar

713-529-6600

jlascar@dennardlascar.com